Exhibit h(8)

FUND PARTICIPATION AND SERVICE AGREEMENT

Mutual of America Life Insurance Company (“Insurance Company”), for itself and on behalf of one or more separate accounts of the Insurance Company (“Separate Accounts”), American Funds Distributors, Inc. (“AFD”), American Funds Service Company (“Transfer Agent”), Capital Research and Management Company (“CRMC”), and the American Funds Insurance Series (the “Series”), an open-end investment company for which AFD, CRMC and Transfer Agent provide services and which is divided into funds (hereinafter collectively called the “Funds” and, individually, a “Fund”), for good and valuable consideration, hereby agree on this 10th day of April 2013, that Class 1 shares of the Funds (“Class 1 Shares” or the “shares”) shall be made available to serve as underlying investment media for certain variable annuity contracts (hereinafter called “Contract(s)”; holders of such Contracts hereinafter called “Contractholder(s)”) to be offered by the Insurance Company subject to the following provisions:

1.             Authorization; Services.

a.             As distributor of the Series, AFD agrees to make shares of the Funds listed on the attached Exhibit A available to the Insurance Company for itself and on behalf of the Separate Accounts on the attached Exhibit B pursuant to the terms of this Agreement.  The Insurance Company will offer shares of the Funds in connection with the sale of Contracts to Contractholders.  Fund shares to be made available to Separate Accounts for the Contracts shall be sold by the Series and purchased by the Insurance Company for a given account in accordance with the provisions of this Agreement and at the net asset value of the respective class of the respective Fund (without the imposition of a sales load) computed in accordance with the provisions of the then current Prospectus of the Series. This Agreement is in all respects subject to statements regarding the sale and repurchase or redemption of shares made in the offering prospectuses of the Funds, and to the applicable Rules of FINRA, which shall control and override any provision to the contrary in this Agreement.

b.             Transfer Agent hereby appoints Insurance Company as limited agent and designee with respect to shares of the Funds purchased, held, and redeemed by the Separate Accounts solely for purposes of the provisions of this Agreement, and Insurance Company accepts such appointment, on the terms set forth herein.

c.             The Insurance Company, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement on behalf of AFD, Transfer Agent and the Funds in connection with the sale and servicing of the Contracts.   The services to be provided by the Insurance Company to its Separate Accounts include, (i) mailing and otherwise making available to Contractholders, shareholder communications including, without limitation, prospectuses, proxy materials, shareholder reports, unaudited semi-

annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from Contractholders including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Separate Account units owned by the Contractholder in that account, the value of such units, and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; and (iv) preparing and mailing IRS Form 1099-R, IRS Form W-2 and/or other IRS forms as required by applicable Internal Revenue Service rules and regulations. Administrative services to Contractholders shall be the responsibility of the Insurance Company and shall not be the responsibility of AFD, Transfer Agent or any of their affiliates.]

d.             Insurance Company shall transmit to Transfer Agent or the Funds (or to any agent designated by either of them) such information in the possession of Insurance Company concerning the Contractholders as shall reasonably be necessary for Transfer Agent to provide services as transfer agent for the Funds and as any Fund shall reasonably conclude is necessary to enable that Fund to comply with applicable state Blue Sky laws or regulations. Print and mailing costs of prospectuses to existing customers to be reimbursed to Insurance Company.

2.             Compliance with Laws; Reliance on Instructions.

a.             AFD and CRMC acknowledge and agree that Insurance Company is not responsible for: (i) any information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by AFD and/or CRMC, which relates to any Fund; (ii) registration or qualification of any shares of any Fund under any federal or state laws; or (iii) compliance by AFD, CRMC and the Funds with all applicable federal and state laws, rules and regulations, the rules and regulations of any self-regulatory organization with jurisdiction (the foregoing laws, rules and regulations are collectively referred to herein as “Applicable Law”) over AFD, CRMC or Funds, and the provisions of the Funds’ prospectus and statement of additional information.

b.             Insurance Company acknowledges and agrees that it is responsible for (i) any representations concerning the Funds made by Insurance Company or its agents that are not included in the prospectuses, statements of additional information or advertising or marketing material relating to the Funds and prepared or approved in writing by AFD; (ii) satisfying prospectus delivery requirements, to the extent required by law; and (iii) in connection with the services performed in connection with this Agreement, the compliance or failure to comply with any Applicable Law with jurisdiction over Insurance Company.

c.             Insurance Company and its affiliates shall make no representations concerning the Funds’ shares except those contained in the then current Prospectus of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series’ Prospectus, in information published on the Series’ or CRMC’s internet site, or in materials approved by AFD, as provided in the Business Agreement in effect among Insurance Company, [Insurance Company Distributor], AFD and CRMC dated even date herewith (the “Business Agreement”).

d.             Each party is entitled to rely on any written records or instructions provided to it by responsible persons of the other party(ies).

3.             Insurance Company Representations and Warranties.

a.             The Insurance Company represents and warrants that:

(i)            it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(ii)           this Agreement constitutes its legal, valid and binding obligation, enforceable against each above-named party in accordance with its terms;

(iii)          no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iv)          it has established the Separate Accounts as separate accounts under New York Insurance law;

(v)           it has registered the Separate Accounts as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”), to serve as investment vehicles for certain Contracts or, alternatively, has not registered one or more of the Separate Accounts in proper reliance upon an exclusion from registration under the 1940 Act;

(vi)          the Contracts are or will be and at the time of issuance will be treated as annuity contracts and life insurance policies, as applicable, under applicable provisions of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), that Insurance Company will maintain such treatment and that it will notify the Series immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not be so treated in the future;

(vii)         the offer of the Contracts has been registered with the U.S. Securities and

Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”), or it is properly exempt from registration under the 1933 Act, and each such registration statement and any further amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the 1933 Act, and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that this representation and warranty shall not apply to any statement or omission made in reliance upon and in conformity with the information furnished in writing to Insurance Company by AFD, Transfer Agent, CRMC or the Series expressly for use therein;

(viii)        the Contracts provide for the allocation of net amounts received by the Insurance Company to the Separate Accounts, for investment in the shares of specified investment companies selected among those companies available through the Separate Accounts to act as underlying investment media;

(ix)          (a) it is a properly registered or licensed broker or dealer under applicable federal laws and regulations and is complying with and will continue to comply with all applicable federal laws, rules and regulations, (b) it is a member of FINRA, and (c) its membership with FINRA is not currently suspended or terminated.  Insurance Company agrees to notify AFD immediately in writing if any of the foregoing representations ceases to be true to a material extent.

(x)           any information furnished in writing by Insurance Company for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the Series’ registration statement’s failing to materially conform in all respects to the requirements of the 1933 Act and 1940 Act and the rules and regulations thereunder;

(xi)          investment by each Separate Account in a Fund is in reliance on and consistent with the terms of the Series’ Mixed and Shared Funding Order; and

(xiii)        the Separate Accounts invest in the Funds in reliance on the status of each Separate Account as a “Permitted Investor” within the meaning of Section 817(h)(4)(A) of the Internal Revenue Code of 1986, as amended.

4.             Representations and Warranties of AFD, Transfer Agent, CRMC and the Series.

a.             AFD and Transfer Agent each represents and warrants (as applicable) that:

(i)            this Agreement constitutes its legal, valid and binding obligation, and is enforceable against it in accordance with its terms;

(ii)           no consent or authorization of, filing with, or other act by or in respect of any governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement;

(iii)          the execution, performance and delivery of this Agreement by it will not result in its violating any Applicable Law or breaching or otherwise impairing any of its contractual obligations;

(iv)          AFD represents that the Funds are registered as investment companies under the 1940 Act and Fund shares sold by the Funds are, and will be, registered under the Securities Act of 1933, as amended;

(v)           AFD represents that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, and may properly cause Fund shares to be made available for the purposes of this Agreement;

(vi)          Shares of the Series may be offered to separate accounts of various insurance companies in addition to Insurance Company.  AFD represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

(vii)         it has the corporate power and the authority to enter into and perform all of its duties and obligations under this Agreement;

(viii)        AFD and its affiliates are solely responsible for information contained in any prospectus, registration statement, annual report, proxy statement, or item of advertising or marketing material prepared by AFD relating to any Fund; and

(ix)          AFD represents that prospectuses, other materials concerning the Funds are complete and accurate in all material respects and do not contain any material omission or misstatement of a material fact necessary to make the information not misleading or untrue.

b.             CRMC and the Series represent and warrant that:

(i)            the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts;

(ii)           a registration statement under the 1933 Act and under the 1940 Act with respect to the Series has been filed with the SEC in the form previously delivered to Insurance Company and the Series’ registration statement and any further amendments thereto will, when they become effective, and all definitive prospectuses and statements of additional information and any further supplements thereto (the “Prospectus”) shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the SEC thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to CRMC or the Series by Insurance Company expressly for use therein.

(iii)          Each Fund will comply with the diversification requirements of Section 817 and shall maintain its qualification as a “regulated investment company” (“RIC”) under the Code.

(iv)          The Series makes no representation or warranty as to whether any aspect of its operations (including but not limited to fees expenses and investment policies) complies or will comply with the insurance laws or regulations of the various states.

5.             Omnibus Accounts.  The Funds recognize that the Insurance Company, for itself or on behalf of the Separate Accounts, will be the sole shareholder of shares of the Funds issued pursuant to the Contracts, and that the Insurance Company intends to establish one or more omnibus accounts per Fund.  Such arrangement will result in aggregated share orders.  In the event that the aggregate Contractholder accounts maintained by the Insurance Company do not balance with the omnibus accounts maintained by the Transfer Agent, neither the Transfer Agent, any of its affiliates nor the Funds shall be liable to the Contractholders for any shortfall, provided that such shortfall is not a result of an error or omission on the part of the Transfer Agent, its affiliates or the Funds.

6.             Pricing Information.  The Series or the Transfer Agent will compute the closing net asset value, and any distribution information (including the applicable ex-date, record date, payable date, distribution rate per share, income accrual and capital gains information) for each Fund as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time) on each day the New York Stock Exchange is open for business (a “Business Day”) or at such other time as the net asset value of a Fund is calculated, as disclosed in the relevant Funds’ current prospectuses.   The Series or the Transfer Agent will use their best efforts to communicate to the Insurance Company such information by 6:30 p.m. Eastern Time on each Business Day.  Such information shall be accurate and true in all respects and updated continuously.

7.             Pricing Adjustments.

a.             In the event an adjustment is made to the computation of the net asset value of Fund shares as reported to Insurance Company under paragraph 7, (1) the correction will be handled in a manner consistent with SEC guidelines and the Investment Company Act of 1940, as amended and (2) the Funds or Transfer Agent shall notify Insurance Company as soon as practicable after discovering the need for any such adjustment.  Notification may be made in the following manner:

Method of Communication

(i)            Manual Transactions.  Other than as set forth in paragraph (ii) below, corrections to the fund prices should be communicated by facsimile or by electronic transmission acceptable to Transfer Agent, and will include for each day on which an adjustment has occurred the incorrect Fund price, the correct price, and, to the extent communicated to the applicable Fund’s shareholders, the reason for the adjustment. Funds and Transfer Agent agree that the Insurance Company may send this notification or a derivation thereof (so long as such derivation is approved in advance by Funds or AFD, as applicable) to Contractholders whose accounts are affected by the adjustment.

(ii)           Fund/SERV Transactions.  If National Securities Clearing Corporation’s Mutual Fund Settlement, Entry and Registration Verification (“Fund/SERV”) Fund/SERV is used, any corrections to the fund prices for the prior trade date will be submitted through the Mutual Fund Profile with the correct fund prices and applicable date.

b.             To the extent a price adjustment results in a deficiency or excess to a Contractholder’s account, Insurance Company and Transfer Agent agree to evaluate the situation together on a case-by-case basis with the goal towards pursuing an appropriate course of action.  To the extent the price adjustment was due to Transfer Agent’s error, Transfer Agent shall reimburse Contractholder’s account.  Any administrative costs incurred for correcting Contractholder accounts will be at Insurance Company’s expense.

8.             Purchases and Redemption Orders; Settlement of Transactions

a.             Manual Transactions.  For manual transactions, the following provisions shall apply:

(i)            Next Day Transmission of Orders. The Insurance Company will notify the Transfer Agent by 8:30 a.m. Eastern Time, on the next Business Day the net aggregate purchase order or redemption order, based on purchase orders and redemption orders that were placed by Contractholders in each Separate Account by 4:00 p.m. Eastern time on the prior Business Day (the “Trade Date”).  Insurance Company represents that orders it receives after 4:00 p.m. Eastern time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value.  Transfer Agent may process orders it receives after the 8:30 a.m. deadline using the net asset value next determined.

(ii)           Purchases.  All orders received by Insurance Company by 4:00 p.m. on a Business Day and communicated to the Transfer Agent by the 8:30 a.m. deadline shall be treated by the Transfer Agent as if received as of the close of trading on the Trade Date and the Transfer Agent will therefore execute orders at the net asset values determined as of the close of trading on the Trade Date.  Insurance Company will initiate payment by wire transfer to a custodial account designated by the Funds for the aggregate purchase amounts prior to 4:00 p.m. Eastern time on the next Business Day following Trade Date.

(iii)          Redemptions.  Aggregate orders for redemption of shares of the Funds will be paid in cash and wired from the Funds’ custodial account to an account designated by the Insurance Company.  Transfer Agent will initiate payment by wire to Insurance Company or its designee proceeds of such redemptions two Business Days following the Trade Date (T+2).

b.             Fund/SERV Transactions.  In the event Insurance Company uses the Fund/SERV system for trades in the future, the following provisions shall apply:

(i)            Without limiting the generality of the following provisions of this section, the Insurance Company and Transfer Agent each will perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized.

(ii)           Any information transmitted through Networking by any party to the other and pursuant to this Agreement will be accurate, complete, and in the format prescribed by the NSCC.  Each party will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through Networking and to limit the access to, and the inputting of data into, Networking to persons specifically authorized by such party.

(iii)          Same Day Trades.  On each Business Day, the Insurance Company shall aggregate and calculate the purchase orders and redemption orders for each Separate Account received by the Insurance Company prior to 4:00 p.m. Eastern time.  The Insurance Company shall communicate to Transfer Agent for that Trade Date, by Fund/SERV, the aggregate purchase orders and redemption orders (if any) for each Separate Account received, by 4:00 p.m. Eastern time on such Trade Date by no later than the NSCC’s Defined Contribution Clearance & Settlement (“DCC&S”) Cycle 8 (generally, 6:30 a.m. Eastern time) on the following Business Day. Transfer Agent shall treat all trades communicated to Transfer Agent in accordance with the foregoing as if received prior to 4:00 p.m. Eastern time on the Trade Date.  All orders received by the Insurance Company after 4:00 p.m. Eastern time on a Business Day shall not be transmitted to NSCC prior to the conclusion of the DCC&S Cycle 8 on the following Business Day, and Insurance Company represents that orders it receives after 4:00 p.m. Eastern time on any given Business Day will be transmitted to the Transfer Agent using the following Business Day’s net asset value.  Transfer Agent may process orders it receives after the DCC&S Cycle 8 deadline using the net asset value next determined.

(iv)          When transmitting instructions for the purchase and/or redemption of shares of the Funds, Insurance Company shall submit one net order for all contractholder purchase and redemption transactions in each separate account, unless otherwise agreed to by the Insurance Company and the Transfer Agent.

c.             Contingencies.  All orders are subject to acceptance by Transfer Agent and become effective only upon confirmation by Transfer Agent. Upon confirmation, the Transfer Agent will verify total purchases and redemptions and the closing share position for each fund/account. In the case of delayed settlement, Transfer Agent and Insurance Company shall make arrangements for the settlement of redemptions by wire no later than the time permitted for settlement of redemption orders by the Investment Company Act of 1940. Such wires for Insurance Company should be sent to:

JPMorgan Chase Bank

New York, NY

ABA No. 021000021

Account No. 910-4-038733

Account Name: Mutual of America Concentration Account

Such wires for Transfer Agent should be sent to:

Wells Fargo Bank

707 Wilshire Blvd. 13th Floor

Los Angeles, CA  90017

ABA#: 121000248

AFS Account#: 4100-060532

For Credit to AFS acct. no. (account number and fund)

FBO Mutual of America (Insurance Company)

d.             Processing Errors.  Processing errors which result from any delay or error caused by Insurance Company may be adjusted by Insurance Company by the necessary transactions on a current basis.

e.             Coding.  If applicable, orders for the purchase of Fund shares shall include the appropriate coding to enable Transfer Agent to properly calculate commission payments to any broker-dealer firm assigned to the Separate Account.

f.                                        Reconciliation.  Insurance Company shall reconcile share positions with respect to each Fund for each Separate Account as reflected on its records to those reflected on statements from Transfer Agent and shall, on request, certify that each Separate Account’s share positions with respect to each Fund reported by Transfer Agent reconcile with Insurance Company’s share positions for that Separate Account.  Insurance Company shall promptly inform Transfer Agent of any record differences and shall identify and resolve all non-reconciling items within five business days.

g.                                       Verification.  Within a reasonable period of time after receipt of a confirmation relating to an instruction, Insurance Company shall verify its accuracy in terms of such instruction and shall notify Transfer Agent of any errors appearing on such confirmation.

h.                                      Order Processing.  Any order by Insurance Company for the purchase of shares of the respective Funds through AFD shall be accepted at the time when it is received by AFD/Transfer Agent (or any clearinghouse agency that AFD/Transfer Agent may designate from time to time), and at the offering and sale price determined in accordance with this Agreement, unless rejected by AFD, Transfer Agent or the respective Funds.  In addition to the right to reject any order, the Funds have reserved the right to withhold shares from sale temporarily or permanently. AFD/Transfer Agent will not accept any order from Insurance Company that is placed on a conditional basis or subject to any delay or contingency prior to execution.  The procedure relating to the handling of orders shall be subject to instructions that AFD shall forward from time to time.  The shares purchased will be issued by the respective Funds only against receipt of the purchase price, in collected New York or Los Angeles Clearing House funds.  If payment for the shares purchased is not received within three days after the date of confirmation, the sale may be cancelled by AFD or by the respective Funds without any responsibility or liability on the part of AFD or the Funds, and AFD and/or the respective Funds may hold the Insurance Company responsible for any loss, expense, liability or damage, including loss of profit suffered by AFD and/or the respective Funds, resulting from Insurance Company’s delay or failure to make payment as aforesaid.

i.                                      Dividends and Distributions.  The Transfer Agent shall furnish notice promptly to the Insurance Company of any dividend or distribution payable on any Funds held by the Separate Accounts.  The Insurance Company hereby elects to receive all such dividends and distributions as are payable on shares of a Fund recorded in the title for the corresponding Separate Account in additional shares of that Fund. The Series shall notify the Insurance Company of the number of shares so issued.  All such dividends and distributions shall be automatically reinvested at the ex-dividend date net asset value.  The Insurance Company reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

j.                                         Right to Suspend.  The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, deems it appropriate and in the best interests of shareholders or in response to the order of an appropriate regulatory authority.  Insurance Company shall abide by requirements of its Separate Account frequent trading policy as described in the Separate Account’ prospectuses and statements of additional information, and will implement and enforce such policies so as to avoid violating the Funds’ frequent trading policies as disclosed in the Fund prospectuses and SAIs..

k.                                    Book Entry.  Transfer of the Series’ shares will be by book entry only.  No stock certificates will be issued to the Separate Accounts.  Shares ordered from a particular Fund will be recorded by the Series as instructed by Insurance Company in an appropriate title for the corresponding Separate Account.

l.                                        Limitations on Redemptions.  The Insurance Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Insurance Company’s assets held in the Account) except (i) as necessary to implement Contractholder-initiated transactions, or (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (a “Legally Required Redemption”).  Upon request, the Insurance Company will promptly furnish to the Series and AFD an opinion of counsel for the Insurance Company (which counsel shall be reasonably satisfactory to the Series and AFD) to the effect that any redemption pursuant to clause (ii) above is a Legally Required Redemption.

9.                                      Account Activity.  Upon request, the Transfer Agent shall send to the Insurance Company, (i) confirmations of activity in each Separate Account within five (5) Business Days after each Trade Date on which a purchase or redemption of shares of a Fund is effected for a Separate Account; (ii) statements detailing activity in each Separate Account no less frequently than quarterly; and (iii) such other information as may reasonably be requested by Insurance Company and agreed upon by Transfer Agent.

10.                               Expenses.  All expenses incident to each party’s performance of this Agreement shall be paid by the respective party.

The Funds shall pay the cost of registration of their shares with the SEC, preparation of the Fund’s prospectuses, proxy materials and reports, or the preparation of other related statements and notices required by Applicable Law.  The Funds shall pay the cost of qualifying Fund shares in states where required.

11.                           Proxy and Other Communication Materials.  The Funds shall distribute to the Insurance Company their proxy material and periodic Fund reports to shareholders. AFD, Transfer

Agent or the Funds shall provide the Insurance Company with a reasonable quantity of the Funds’ prospectuses and sales literature upon request to be used for the Separate Accounts in connection with the transactions contemplated by this Agreement.  AFD, Transfer Agent or the Funds shall provide to Insurance Company, or its authorized representative, at no expense to Insurance Company, the following Contractholder communication materials prepared for circulation to Contractholders in quantities reasonably requested by Insurance Company which are sufficient to allow mailing thereof by Insurance Company, to the extent required by Applicable Law, to all Contractholders in the Separate Accounts: proxy or information statements, annual reports, semi-annual reports, and all updated prospectuses, supplements and amendments thereof.  AFD, Transfer Agent or the Funds shall provide Insurance Company with other documents and materials as Insurance Company may reasonably request from time to time.

AFD will provide Insurance Company on a timely basis with investment performance information for each Fund, including (a) the top ten portfolio holdings on a quarterly basis; and (b) on a monthly basis, average annual total return for the prior one-year, three year, five-year, ten-year and life of the Fund.  AFD will endeavor to provide the information in clause (a) to Insurance Company within twenty business days after the end of each quarter, and will endeavor to provide the information in clause (b) to Insurance Company within five business days after the end of each month.

12.                               [Reserved]

13.          Proxy Materials/Voting.  The Insurance Company will distribute all proxy material furnished by the Funds to the extent required by Applicable Law.  For so long as the SEC interprets the 1940 Act to require pass-through voting by insurance companies whose separate accounts are registered as investment companies under the 1940 Act (“Registered Separate Accounts”), the Insurance Company shall vote shares of the Funds held in Registered Separate Accounts at shareholder meetings of the Funds in accordance with instructions timely received by the Insurance Company (or its designated agent) from owners of Contracts funded by such Registered Separate Accounts having a voting interest in the Funds.  The Insurance Company shall vote shares of the Funds held in Registered Separate Accounts that are attributable to the Contracts as to which no timely instructions are received, as well as shares held in such Registered Separate Account that are not attributable to the Contracts and owned beneficially by the Insurance Company (resulting from charges against the Contracts or otherwise), in the same proportion as the votes cast by owners of the Contracts funded by the Registered Separate Account having a voting interest in the Funds from whom instructions have been timely received.  The Insurance Company shall vote shares of the Funds held in its general account or in any Separate Account that is not registered under the 1940 Act, if any, in its discretion. The Series shall be responsible for providing at its expense a proxy service to assist in mailing, contacting and responding to questions from, Insurance Company’s customers in regard to a Fund proxy solicitation and shall be responsible for tallying responses from such customers, voting Insurance Company’s shares in the correct proportion and informing Company of the proportional vote.

14.                               Future Registration of Separate Account(s).  If Insurance Company registers a Separate Account as a unit investment trust under the 1940 Act, Insurance Company will provide to each Fund, as appropriate, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no action letters, and all amendments to any of the above, that relate to the Contracts or any Separate Account contemporaneously with the filing of such document with the SEC, FINRA or other regulatory authority.

15.                               Independent Contractor Status.  The Insurance Company shall, for all purposes herein, be deemed to be an independent contractor and shall have, unless otherwise expressly provided or authorized, no authority to act for or represent AFD or the Funds in any way or otherwise be deemed an agent of AFD or the Funds.

16.                               Termination.  At the terminating party’s election and the other party’s concurrence, termination of this Agreement may be limited solely as to new Contracts.  This Agreement shall terminate:

a.                                      at the option of the Insurance Company, AFD, Transfer Agent, CRMC or the Series upon 90 days advance written notice to the other parties;

b.                                      at any time by giving 30 days written notice to the other party in the event of a material breach of this Agreement by the other party that is not cured during such 30-day period;

c.                                       at the option of the Insurance Company, AFD or the Series, upon institution of formal proceedings relating to (i) the marketing of the Contracts, (ii) the Separate Accounts, (iii) the Insurance Company, (iv) AFD or (v) the Funds by FINRA, the SEC or any other regulatory body;

d.                                      at the option of Insurance Company immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RIC status under the Code;

e.                                       at the option of any party upon termination of CRMC’s investment advisory agreement with the Series.  Notice of such termination shall be promptly furnished. This paragraph (e) shall not be deemed to apply if, contemporaneously with such termination, a new contract of substantially similar terms is entered into between CRMC and the Series;

f.                                        except for Insurance Company’s delegation of its duties to a subcontractor or to an affiliate, upon assignment of this Agreement, at the option of any party not making the assignment, unless made with the written consent of the other parties;

g.                                       in the event interests in the Separate Accounts, the Contracts, or Fund shares are not registered, issued or sold in conformity with Applicable Law or such Applicable Law precludes the use of Fund shares as an underlying investment medium of Contracts issued or to be issued by the Insurance Company.  Prompt notice shall be given by the terminating party to the other parties in the event the conditions of this provision occur;

h.                                      for Registered Separate Accounts, they may terminate upon a decision by the Insurance Company, in accordance with regulations of the SEC for Registered Separate Accounts, to substitute Fund shares with the shares of another investment company for Contracts for which the Fund shares have been selected to serve as the underlying investment medium for Registered Separate Accounts, in which case the following provisions shall apply:

(i)            The Insurance Company will give 60 days written notice to the applicable Fund and AFD upon the occurrence of the earlier of the following actions taken for the purpose of substituting shares of the Fund: (1) an application made to the SEC, (2) a proposed Contractholder vote, or (3) the Insurance Company’s determination to substitute Fund shares with the shares of another investment company; and

(ii)           The Funds or AFD will in no way recommend action in connection with, or oppose or interfere with any application made to the SEC by the Insurance Company with regard to the substitution of Fund shares with shares of another investment company or seek in any manner to oppose or interfere with a proposed Contractholder vote; or

i.                                          upon such shorter notice as is required by law, order or instruction by a court of competent jurisdiction or a regulatory body or self-regulatory organization with jurisdiction over the terminating party.

Upon termination and at the request of the requesting party, the other party shall deliver to the requesting party, any records which the requesting party may be required by law or regulations to have access to or to maintain.

17.                               Notices.  All notices under this Agreement, unless otherwise specified in the Agreement shall be given in writing and delivered via overnight delivery (postage prepaid, return receipt requested), facsimile transmission or registered or certified mail, as follows:

If to the Insurance Company:

Paul Travers Senior Vice President

Mutual of America Capital Management Corporation

320 Park Avenue

New York, New York 10022- 6839

with a copy to:

General Counsel

Mutual of America Life Insurance Company

320 Park Avenue

New York, New York 10022-6839

If to AFD, Transfer Agent, CRMC or to the Series:

Kenneth R. Gorvetzian

Capital Research and Management Company

333 South Hope Street

55th Floor

Los Angeles, CA  90071

with a copy to:

John R. Fodor

American Funds Distributors, Inc.

333 South Hope Street

55th Floor

Los Angeles, CA  90071

And:

American Funds Service Company

Attn: HOST - Contract Administration

3500 Wiseman Blvd.

San Antonio, TX 78251-4321

phone: 800/421-5475, ext. 8

facsimile: 210/474-4088

or to such other address or person as may be specified in a written notice given to the other parties.  The date of service of any notice shall be the date it is received by the recipient.

18.                               Books and Records.  Each party hereto shall cooperate with the other parties and all appropriate governmental authorities and shall permit authorities reasonable access to its books and records upon proper notice in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.  Each party shall maintain and preserve all records in its possession as required by law to be maintained and preserved in connection with the provision of the services contemplated hereunder.  Upon the request of a party, the other party shall provide copies of all records as may be necessary to (a) monitor and review the performance of either party’s activities, (b) assist either party in resolving disputes, reconciling records or responding to auditor’s inquiries, (c) comply with any request of a governmental body or self-regulatory organization, (d) verify compliance by a party with the terms of this Agreement, (e) make required regulatory reports, or (f) perform general customer service.  The parties agree to cooperate in good faith in providing records to one another under this provision.

19.                               Indemnification.

a.                                      Insurance Company shall indemnify and hold harmless AFD, Transfer Agent, CRMC, the Series, each of the Funds, and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”), they may incur, insofar as such Losses arise out of or are based upon (i) Insurance Company’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) Insurance Company’s violation of any Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by Insurance Company of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement.  Insurance Company shall also reimburse AFD, Transfer Agent, CRMC, the Series, the Funds and their respective affiliates for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses.  This indemnity provision is in addition to any other liability which Insurance Company may otherwise have to AFD, the Transfer Agent, CRMC, the Series, the Funds or their respective affiliates.

b.                                      AFD, Transfer Agent or CRMC, as applicable, shall indemnify and hold harmless, Insurance Company and its directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) AFD’s, Transfer Agent’s or CRMC’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) AFD’s, Transfer Agent’s or CRMC’s violation of Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by AFD, Transfer Agent or CRMC of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by AFD, Transfer Agent or the Series.  AFD, Transfer Agent or CRMC, as applicable, shall also reimburse Insurance Company for any legal or other expenses reasonably incurred in connection with investigating or defending against such Losses.  This indemnity provision is in addition to any other liability which AFD, Transfer Agent or CRMC may otherwise have to Insurance Company.

c.                                       Promptly after receipt by a party entitled to indemnification under this paragraph 20 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 20, notify the indemnifying party of the commencement thereof.  The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party.  After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this paragraph for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.  The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided, however, that in the event that the Indemnified Party fails to provide its written consent, the indemnifying party shall thereafter be liable to provide indemnification only to the extent of the amount for which the action could otherwise have been settled or compromised.

20.                               Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York exclusive of conflicts of laws.

21.                               Subchapter M.  CRMC will endeavor to have each Fund comply with Subchapter M of the Internal Revenue Code of 1986, as amended, and the regulations thereunder and shall qualify as a regulated investment company thereunder.

22.                               Entire Agreement/Amendments.  This Agreement (together with the Business Agreement) contains the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.  This agreement may not be amended except by written agreement of the parties.  If there should be any conflict between the terms of this Agreement and those of the Business Agreement, the terms of this Agreement shall govern.

23.                               Assignability.  This Agreement shall extend to and be binding upon the Insurance Company, the Series, AFD, CRMC and the Transfer Agent and their respective successors and assigns.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained.  Neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned by any party without the prior written consent of the other parties or as expressly contemplated by this Agreement; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

24.                               Proprietary Information.  AFD and the Funds agree that the names, addresses, and other information relating to the Contractholders or prospects for the sale of the Contracts developed by Insurance Company are the exclusive property of the Insurance Company and may not be used by AFD, Transfer Agent, CRMC or the Funds without the written consent of the Insurance Company except for carrying out the terms of this Agreement or as otherwise provided for in this Agreement and any amendments thereto.  Each party to this Agreement agrees to maintain the confidentiality of all information (including personal financial information of the customers of either party) received from the other party pursuant to this Agreement.  Each party agrees not to use any such information for any purpose, or disclose any such information to any person, except as permitted or required by applicable laws, rules and regulations, including applicable state privacy laws and the Gramm-Leach-Bliley Act and any regulations promulgated thereunder.  This provision, to the extent permissible by applicable law, shall not be construed to limit the parties’ obligation to comply with paragraph 19, above.

AFD, the Transfer Agent, CRMC and the Series hereby consent to the Insurance Company’s use of the names of the Series, the Funds, AFD, the Transfer Agent and CRMC in connection with marketing the Funds and Contracts, subject to the terms of this Agreement and the Business Agreement. Insurance Company acknowledges and agrees that AFD, CRMC and/or their affiliates own all right, title and interest in and to the names American Funds, American Funds Distributors, American Funds Insurance Series, American Funds Service Company and Capital Research and Management Company and covenants not, at any time, to challenge the rights of AFD, CRMC and/or its affiliates to such name or design, or the validity or distinctiveness thereof.  AFD, the Transfer Agent, CRMC and the Series hereby consent to the use of any trademark, trade name, service mark or logo used by AFD, the Transfer Agent, CRMC and the Series, subject to AFD, the Transfer Agent, CRMC or the Series approval of such use and in accordance with reasonable requirements of that party.  Such consent will terminate with the termination of this Agreement.  The Insurance Company agrees and acknowledges that all use of any designation comprised in whole or in part of the name, trademark, trade name, service mark and logo under this Agreement shall inure to the benefit of AFD, the Transfer Agent, CRMC and/or the Series.

25.                               Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

26.                               No Waiver.  No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.  Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement.  In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

27.                               No Joint Venture, Etc.  Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among Insurance Company, Transfer Agent, AFD, CRMC and the Funds.

28.                               Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.  Neither this Agreement nor any amendment shall become effective until all counterparts have been fully executed and delivered.

29.                               Survival.  The provisions of paragraphs 3, 4, 19 and 24 survive termination of this Agreement.  If this Agreement terminates, the Series, at Insurance Company’s option, will continue to make additional shares of the Funds available for all existing Contracts as of the effective date of termination (under the same terms and conditions as were in effect prior to termination of this Agreement with respect to existing Contractholders), unless the applicable Fund liquidates or applicable laws prohibit further sales.

30.                               Non-exclusivity.  Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

31.                               Insurance.  At all times Insurance Company shall maintain insurance coverage that is reasonable and customary in light of all its responsibilities hereunder.  Such coverage shall insure for losses resulting from the criminal acts or errors and omissions of Insurance Company’s employees and agents.

32.                               Oversight of Insurance Company.  Upon reasonable notice and at reasonable times, Insurance Company will permit Transfer Agent or its representative to have reasonable access to Insurance Company’s personnel and records pertaining to this Agreement at the locations where they customarily are maintained in order to facilitate the monitoring of the quality of the services performed by Insurance Company under this Agreement.

33.                               Independent Audit.  In the event Transfer Agent determines, based on a review of complaints received in accordance with paragraph 19, above, that Insurance Company is not processing Contractholder transactions accurately, Transfer Agent reserves the right to require that Insurance Company’s data processing activities as they relate to this Agreement be subject to an audit by an independent accounting firm to ensure the existence of, and adherence to, proper operational controls.  Insurance Company shall make available upon Transfer Agent’s request a copy of any report by such accounting firm as it relates to said audit.  Insurance Company shall immediately notify Transfer Agent in the event of a material breach of operational controls.

34.                             No Recourse.  The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series’ assets.  When seeking satisfaction for any liability of the Series in respect of this Agreement, Insurance Company and the Account agree not to seek recourse against said Trustees, officers, employees or shareholders, or any of them, or any of their personal assets for such satisfaction.

35.                             Conflicts.  The parties to this Agreement recognize that due to differences in tax treatment or other considerations, the interests of various Contractholders participating in one or more Funds might, at some time, be in conflict.  Each party shall report to the other party any potential or existing conflict of which it becomes aware.  The Board of Trustees of the Series shall promptly notify Insurance Company of the existence of irreconcilable material conflict and its implications.  If such a conflict exists, Insurance Company will, at its own expense, take whatever action it deems necessary to remedy such conflict; in any case, Contractholders will not be required to bear such expenses.

36.                               Mixed and Shared Funding.  The Series hereby notifies Insurance Company that it may be appropriate to include in the Prospectus pursuant to which a Contract is offered disclosure regarding the risks of mixed and shared funding.

37.                               Shareholder Information Agreement.  The Insurance Company has executed or will execute an agreement with Transfer Agent pursuant to Rule 22c-2 under the Investment Company Act of 1940, under which the Insurance Company is required, upon request, to provide the Funds with certain account information and to prohibit transactions that violate the policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Funds.

38.                               Confidentiality of Holdings Information.  The Insurance Company may receive derivative holdings information (the “Holdings Information”) related to the Funds offering Class [P1 or P2] Shares on a daily basis from the Series, CRMC or one of their designees in order to coordinate with Insurance Company’s internal hedging program (the “Purpose”). Insurance Company agrees that the Holdings Information is confidential and may only be used by Insurance Company for the Purpose.  Insurance Company agrees that it (a) will hold any and all Holdings Information it obtains in strictest confidence. Without limiting the foregoing, Insurance Company shall use at least the same degree of care, but no less than reasonable care, to avoid disclosure or use of this Holdings Information as it employs with respect to its own confidential information of a like importance; (b) may disclose or provide access to its employees who have a need to know and may make copies of Holdings Information only to the extent reasonably necessary to carry out the Purpose; (c) currently has, and in the future will maintain in effect and enforce, rules and policies to protect against access to or use or disclosure of Holdings Information other than in accordance with this Agreement, including without limitation written instruction to and agreements with employees and agents who are bound by an obligation of confidentiality no less stringent than set forth in this Agreement to ensure that such employees and agents protect the confidentiality of Holdings Information.  Insurance Company expressly will instruct its employees and agents not to disclose Holdings

Information to third parties, including without limitation customers, sub-contractors or consultants, and (d) will notify the Series and CRMC immediately of any unauthorized disclosure or use, and will cooperate with them in taking action to ensure that the Holdings Information is not used by such receiving party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

MUTUAL OF AMERICA LIFE INSURANCE
COMPANY,
for itself and on behalf of the Separate Accounts

By:	/s/John R. Greed
Name:	John R. Greed
Title:	Senior Executive Vice President & CFO

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	/s/Timothy W. McHale
Name:	Timothy W. McHale
Title:	Secretary

AMERICAN FUNDS INSURANCE SERIES

By:	/s/Steven J. Koszalka
Name:	Steven J. Koszalka
Title:	Secretary

AMERICAN FUNDS SERVICE COMPANY

By:	/s/Kenneth R. Gorvetzian
Name:	Kenneth R. Gorvetzian
Title:	Chairman

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/Michael J. Downer
Name:	Michael J. Downer
Title:	Sr. VP and Secretary

EXHIBIT A

American Funds Insurance Series Funds

Class 1 Shares

New World Fund

EXHIBIT B

Insurance Company Accounts

Mutual of America Separate Account No. 1

Mutual of America Separate Account No. 2

Mutual of America Separate Account No. 3

AMERICAN FUNDS RULE 22c-2 AGREEMENT

WHEREAS, American Funds Service Company (“AFS”) serves as transfer agent for the American Funds group of mutual funds (the “Funds”);

WHEREAS, the financial intermediary that has executed this American Funds Rule 22c-2 Agreement (“Intermediary”) submits trades as an intermediary that maintains on the books of AFS one or more omnibus accounts that hold shares of the Funds on behalf of its customers that are invested in the Funds and for which the intermediary maintains individual accounts;

WHEREAS, pursuant to Rule 22c-2 under the Investment Company Act of 1940, the Funds are required to enter into an agreement with Intermediary under which Intermediary is required to provide the Funds, upon request, with certain shareholder and account information and to prohibit transactions that violate Intermediary’s frequent trading policy and each Fund’s prospectus;

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereby agree as follows:

(1)         Shareholder Information

(a)         Agreement to Provide Information.  Intermediary agrees to provide AFS, upon written request, (1) the taxpayer identification number (“TIN”), if known, of any or all Shareholder(s) of the account, (2) the amount and date of any transaction in the account, (3) the name or other identifier of any investment professional(s) associated with the Shareholder(s) or account (if known), and (4) the transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Fund Shares held through an account maintained by the Intermediary during the period covered by the request.

(i)                                     Period Covered by Request.  Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought. AFS may request transaction information older than 90 days from the date of the request as it deems reasonably necessary to investigate compliance with policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.

(ii)                                  Form and Timing of Response.  Intermediary agrees to transmit the requested information that is on its books and records to AFS or its designee promptly, but in any event not later than 10 business days after receipt of a request. If the requested information is not on the Intermediary’s books and records, Intermediary agrees to: (A) provide or arrange to provide to AFS the requested information from shareholders who hold an account with an indirect intermediary; and (B) if directed by AFS, block further purchases of Fund Shares from such indirect intermediary. Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties. To the extent practicable, the format for any transaction information provided to AFS should be consistent with the NSCC Standardized Data Reporting Format.

(iii)                               Limitations on Use of Information.  AFS agrees not to use the information received for marketing or any other similar purpose without the prior written consent of the Intermediary.

(b)         Agreement to Restrict Trading.  Intermediary agrees to execute written instructions from AFS to restrict or prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Intermediary or AFS, as applicable, as having engaged in transactions of the Funds’ Shares (directly or indirectly through the Intermediary’s account) that violate policies established by the Funds for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Funds.  Unless otherwise directed by AFS, any such restrictions and prohibitions shall only apply to Shareholder-Initiated Transfer transactions effected directly or indirectly through the Intermediary.  The parties acknowledge that the Intermediary’s ability to execute such instructions may be limited by certain contractual obligations contained in the variable product contracts and prospectuses and/or applicable state law and regulation.  If, pursuant to any such limitation the Intermediary reasonably believes that it is prevented from complying with a request from AFS to restrict or prohibit trading, the Intermediary will notify the Fund within three days of receiving such request and will cooperate with AFS to determine whether other actions may be taken by the Intermediary in order to protect Fund shareholders from dilution of the value of outstanding securities issued by Fund.

(i)                                     Form of Instructions.  Instructions must include TIN, if known, and the specific restriction(s) to be executed. If the TIN is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

(ii)                                  Timing of Response.  Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five business days after receipt of the instructions by the Intermediary.

(iii)                               Confirmation by Intermediary.  Intermediary must provide written confirmation to AFS that instructions have been executed.  Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than 10 business days after the instructions have been executed.

(c)          Definitions.  For purposes of this paragraph:

(i)                                     The term “provide or arrange to provide” means if the record keeping is not done on the books of Intermediary, you will provide AFS with the name of the individual or entity performing the record keeping or assist AFS in working with the client to obtain the information through another means.

(ii)                                  The term “Fund” includes the fund’s principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment Company Act of 1940.(1)

(iii)                               The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Funds under the Investment Company Act of 1940 that are held by the Intermediary.  “Shares” also refers to unit ownership within a variable annuity or variable life insurance contract issued by a financial intermediary and for which one or more of the Funds serve as underlying investments.

(iv)                              The term “Shareholder” means (A) the Plan participant notwithstanding that the Plan may be deemed to be the beneficial owner of Shares, or (B) the beneficial owner of Shares, whether the Shares are held directly or by the Intermediary in nominee name, or (C) the owner of a variable annuity or variable life insurance contract issued by a financial intermediary and for which one or more of the Funds serve as underlying investments.

(v).                              The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs, managed account programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; (iv) as a result of payment of a death benefit from a Contract.

(v)

(1)  As defined in SEC Rule 22c-2(b), the term “excepted fund” means any: (1) money market fund; (2) fund that issues securities that are listed on a national exchange; and (3) fund that affirmatively permits short-term trading of its securities, if its prospectus clearly and prominently discloses that the fund permits short-term trading of its securities and that such trading may result in additional costs for the fund.

(vi)                              The term “written” includes electronic writings and facsimile transmissions.

(vii)                           The term “indirect intermediary” has the same meaning as in SEC Rule 22c-2 under the Investment Company Act.

viii.                          The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, managed account programs or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required free look period.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date below.

AMERICAN FUNDS SERVICE		MUTUAL OF AMERICA
COMPANY		LIFE INSURANCE COMPANY

By:	/s/Kenneth R. Gorvetzian	By:	/s/John R. Greed

Print Name:	Kenneth R. Gorvetzian	Print Name:	John R. Greed

Title:	Chairman	Title:	Senior Executive Vice President & CFO

Date:	April 15, 2013	Date:	April 11, 2013

BUSINESS AGREEMENT

THIS AGREEMENT is entered into as of the 11th day of April, 2013 (the “Effective Date”) by and among MUTUAL OF AMERICA LIFE INSURANCE COMPANY (“Insurance Company”), a life insurance company organized under the laws of the State of New York (on behalf of itself and certain of its separate accounts) both as sponsor and distributor, where appropriate, referred to as the “Distributor; AMERICAN FUNDS DISTRIBUTORS, INC. (“AFD”), a corporation organized under the laws of the State of California; and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware.

WITNESSETH:

WHEREAS, Insurance Company proposes to issue, now and in the future, certain multi-manager variable annuity contracts that provide certain funds (“Funds”) of the American Funds Insurance Series (the “Series”) as investment options (the “Contracts”);

WHEREAS, Insurance Company has established pursuant to the insurance law of the State of New York one or more separate accounts (each, an “Account”) with respect to the Contracts and has or will register each Account with the U. S. Securities and Exchange Commission (the “SEC”) as a unit investment trust under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”) (unless the Account is exempt from such registration);

WHEREAS, the Contracts, which are or will be registered (unless exempt from such registration) by Insurance Company with the SEC for offer and sale, will be in compliance with all applicable laws prior to being offered for sale;

WHEREAS, the Distributor, a broker-dealer registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and a member of the Financial Industry Regulatory Authority (“FINRA”), will serve as principal underwriter of the Contracts and will arrange for the distribution of the Contracts;

WHEREAS, AFD, a broker-dealer registered under the 1934 Act, a member of FINRA, and the principal underwriter of the shares of the Series, will provide certain marketing assistance in connection with the Contracts;

WHEREAS, the Series is divided into various Funds, each Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund;

WHEREAS, the Series has received a “Mixed and Shared Funding Order” from the SEC granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

WHEREAS, Class 1 shares of certain Funds in the Series will be available as an underlying investment to the Contracts pursuant to the terms of a Fund Participation Agreement among the Insurance Company, AFD, American Funds Service Company, CRMC and the Series to be executed in the form attached hereto as Exhibit A (the “Fund Participation Agreement”);

WHEREAS, the distribution of Contracts pursuant to this Agreement will take place through Distributor and through the Distributor’s registered representatives; and

WHEREAS, CRMC, by virtue of an Investment Advisory and Service Agreement between CRMC and the Series, will serve as investment adviser to the Series, as the term “investment adviser” is defined in the 1940 Act.

NOW, THEREFORE, in consideration of the foregoing, and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, Insurance Company, (on behalf of itself and each Account), the Distributor, AFD and CRMC hereby agree as follows:

1. Duties of Insurance Company

a.             Insurance Company will administer the Contracts and the Accounts, including all Contract owner service and communication activities, such as:  filing any reports or other filings required by any law or regulation; establishing each Account; creating the Contracts, confirmation and other administrative forms or documents; and obtaining all required regulatory approvals to permit the sale and maintenance of the Contracts.

b.             The Insurance Company will make reasonable efforts to market its Contracts.  In marketing its Contracts, the Insurance Company will comply in all material respects with applicable state insurance and federal and state securities laws.  The Insurance Company may market the Contracts it issues through insurance agencies or brokers including those which may be controlled by insurance companies.

c.             Insurance Company will not distribute any prospectus, sales literature, advertising material or any other printed matter or material relating to the Contracts, the Series or the Funds, if, to its knowledge, any of the foregoing contains any material misstatements or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

d.             Insurance Company will provide to AFD and/or CRMC, upon AFD’s and/or CRMC’s request, at least one complete copy of all registration statements, prospectuses, statements of additional information, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions or requests for no-action letters, and all amendments to any of the above, that materially impact the Series relate to the Contracts.  Insurance Company will advise AFD and CRMC immediately of:

(i)                                     the issuance by the SEC of any stop order suspending the effectiveness of the registration statement of the Contracts or the initiation of any

2

proceedings for that purpose;

(ii)                                  the institution of any regulatory proceeding, investigation or hearing involving the offer or sale of the Contracts of which it becomes aware; or

(iii)                               the occurrence of any material event that, if known, makes untrue any statement made in the registration statement of the Contracts or the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

e.             Insurance Company or its agents will receive and process applications and purchase payments in accordance with the terms of the Contracts and the current prospectus.  All applications for Contracts are subject to acceptance or rejection by Insurance Company in its sole discretion.

f.             Insurance Company shall amend its registration statement for its Contracts under the 1933 Act and the 1940 Act from time to time as required by law, and, should it ever be required, under the state securities laws, in order to effect the continuous offering of its Contracts; and Insurance Company shall file for approval of the Contracts under state insurance laws, when necessary, and to maintain registration of the Accounts (unless the Accounts are exempt from such registration) under the 1940 Act.

g.             Insurance Company may invoke its then existing limits on transfers as stated in the Contracts or in a Contract’s prospectus.  Insurance Company reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account or Subaccount.

h.             Insurance Company agrees to provide information (in writing) to AFD and CRMC monthly , on a Fund basis, regarding the volume of sales of the Contracts and the amount of sales in each state in which the Contracts are sold.

2.  Duties of Distributor

a.             Any selling agreement between Distributor and a Member described in this Section, if any, will provide that:

(i)                                     each Member will distribute the Contracts only in those jurisdictions in which the Contracts are registered or qualified for sale and only through duly licensed registered representatives of the Members who are properly appointed by Insurance Company to sell the Contracts in the applicable jurisdiction(s);

(ii)                                  all applications and initial and subsequent payments under the Contracts collected by the Member will be remitted promptly by the Member to

3

Insurance Company at such address as it may from time to time designate; and

(iii)          each Member will comply with all applicable federal and state laws, rules and regulations.

b.             The Distributor will promptly provide its registered representatives with, and ensure that they deliver, only the currently effective prospectuses of the Contracts and the Series to existing clients.

c.             The Distributor will use reasonable efforts to provide information and marketing assistance to its registered representatives, including preparing and providing such registered representatives with advertising materials and sales literature, and other promotional or marketing materials.  The Distributor will provide wholesaling and marketing services with respect to the Contracts.

d.             The Distributor will use reasonable efforts to ensure that any sales literature and advertising materials it disseminates with respect to the Contracts conforms with the requirements of all pertinent federal and state laws and rules and regulations thereunder.

e.             The Distributor will be responsible for filing sales literature and advertising materials, where necessary, used in connection with its marketing efforts for the Contracts with appropriate regulatory authorities, including FINRA.

f.             The Distributor will not distribute any prospectus, sales literature, advertising material or any other printed matter or material relating to the Contracts or the Series, if, to its knowledge, any of the foregoing contains any material misstatements or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

3.  Duties of AFD

a.             AFD will furnish to Insurance Company and/or the Distributor such information with respect to the Series in such form as Insurance Company and/or the Distributor may reasonably request.  AFD will advise Insurance Company and/or the Distributor upon becoming aware of:

(i)                                     the issuance by the SEC of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceedings for that purpose;

(ii)                                  the institution of any proceeding, investigation or hearing involving the offer or sale of the Series of which it becomes aware; or

(iii)                               the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which

4

requires the making of a change therein in order to make any statement made therein not misleading.

4.  Duties of CRMC

a.             CRMC agrees to allow Insurance Company to include in the Contracts certain Funds described in the Fund Participation Agreement.  CRMC will cause the Series:  (a) to make available for use in the Contracts the Funds in the Series, as described in the Fund Participation Agreement and (b) to adequately diversify the Funds of the Series, pursuant to the requirements of Section 817(h) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder relating to the diversification requirements for variable annuity, endowment and life insurance contracts.

b.             CRMC will furnish to Insurance Company and/or the Distributor such information with respect to the Series in such form as Insurance Company and/or the Distributor may reasonably request.  CRMC will advise Insurance Company and the Distributor upon becoming aware of:

(i)                                     the issuance by the SEC of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceedings for that purpose;

(ii)                                  the institution of any proceeding, investigation or hearing involving the offer or sale of the Series of which it becomes aware; or

(iii)                               the occurrence of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

5.  Joint Duties

a.             All the parties to this Agreement will cooperate in the development of advertising, sales literature and all other sales materials to be used with respect to the Funds.

b.             The parties shall coordinate with each other in the filing with the SEC of amendments to the registration statements for the Contracts (if required by law) and for the Series, respectively.

c.             Each of the parties hereto agrees:  (a) to comply with all laws applicable to it in the sale of Contracts and (b) to refrain from participating, cooperating, or assisting in any way with its or any third party’s (i) development of marketing programs or other activities (written or oral) which directly encourage exchanges from the Contracts or (ii) creation of broker and/or

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client marketing tools which provide direct comparisons between the Contracts and any other investment products directly targeting the holders of the Contracts to exchange or transfer assets from the Contracts, unless such marketing programs or other activities or broker or client tools relate to variable insurance products issued by Insurance Company or an affiliate; or if agreed to by the parties.  Insurance Company will permit CRMC or its representative to have reasonable access to Insurance Company’s personnel and records pertaining to this Agreement in order to facilitate the monitoring of the quality of the services performed by Insurance Company under this Agreement.

6.  Expenses

a.  Insurance Company and Distributor will bear their respective expenses under this Agreement, including:

(i)            the cost of providing service to Contract owners;

(ii)                                  the expenses and fees of registering or qualifying the Contracts and the Account under federal or state laws;

(iii)                               any expenses incurred by Insurance Company employees in assisting AFD and/or CRMC in performing AFD’s and/or CRMC’s duties hereunder;

(iv)                              the costs attributable to wholesaling efforts, advertising, and producing and distributing sales literature and prospectuses used by its registered representatives and the Members with prospective Contract owners; and

b.             CRMC and AFD shall bear their respective expenses under this Agreement, including costs associated with AFD training of Insurance Company’s wholesalers regarding CRMC’s approach to investment management and costs associated with speakers and panelists at due diligence meetings regarding the Contracts that AFD may from time to time organize.

7.  Approval of Marketing Materials

a.             Insurance Company may, based on the SEC-mandated information supplied by AFD, prepare communications.  In addition, Insurance Company may prepare such materials, based on performance information supplied by third party information providers (e.g., Lipper, Morningstar).  Insurance Company shall provide copies of all such materials to AFD prior to their first use for its review and AFD shall have five business days to approve or reject such material.  It is understood that AFD shall be responsible for errors or omissions in, or the content of, such materials based upon information supplied by the Funds.  Insurance Company shall be responsible for all other errors or omissions.

b.             Neither Insurance Company nor any person associated with Insurance Company shall make representations concerning a Fund, CRMC or its affiliates, except those contained in

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the current promotional literature produced by AFD, unless specifically approved in writing by AFD.  Neither Insurance Company nor any person associated with Insurance Company shall make use of the names, logos or any likeness of the Funds, CRMC or its affiliates without the prior written consent of AFD.

c.             References to the Funds on Contractholder statements and on Insurance Company’s web site shall include the full name of the Fund and a reference to “American Funds Insurance Series.”  By way of example, “American Funds Insurance Series — Growth Fund”. If field size prohibits the use of the full name of the Fund and a reference to “American Funds Insurance Series”, the Fund name may be abbreviated with the approval of AFD.

d.             Insurance Company shall have the right to approve all sales material that mentions Insurance Company’s and/or the Distributor’s name (the “Insurance Company Material”) prior to its use.  AFD and/or CRMC shall send all Insurance Company Material to Insurance Company’s Director of Marketing Literature at the address listed in Section 12 of this Agreement (or such other person as Insurance Company may direct AFD and/or CRMC in writing) at the following address:

e.             Insurance Company Material will be deemed approved unless the reviewer for Insurance Company notifies AFD and/or CRMC of any required changes within five business days of his/her receipt of Insurance Company Material.  No review of sales material produced by AFD and/or the Series shall be necessary if all references contained in such materials regarding Insurance Company and/or the Distributor are identical to those references that appear in Insurance Company’s current Contract prospectus(es) or statement(s) of additional information.

8.  Representations and Warranties

a.             Insurance Company represents and warrants to AFD and CRMC that:

(i)            each of the recitals applicable to it and/or each Account is true and correct;

(ii)                                  Insurance Company is validly existing as a mutual life insurance company under the laws of New York with power (corporate or other) to own its properties and conduct its business, as described in the prospectus for the Contracts, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(iii)                               the Contracts to be issued through the Account have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the prospectus (if a prospectus is required by law) and in the Contracts, will be duly and validly issued, and will conform to the description of the Contracts contained in the prospectuses (if a prospectus is required by law);

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(iv)                              the performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which Insurance Company is a party or by which Insurance Company is bound, Insurance Company’s charter as a life insurance company or By-Laws or any order, rule or regulation of any court or governmental agency or body having jurisdiction over Insurance Company or any of their properties; and no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained by the Effective Date of this Agreement is required for the consummation by Insurance Company of the transactions contemplated by this Agreement, except for the SEC’s approval of the registration statement referred to in Section 1.f. hereof;

(v)                                 there are no material legal or governmental proceedings pending to which Insurance Company or the Account is a party or of which any property of Insurance Company or the Account is subject, other than as set forth in the prospectus relating to the Contracts, and other than litigation incidental to the kind of business conducted by Insurance Company which, if determined adversely to Insurance Company, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of Insurance Company;

(vi)                              any information furnished in writing by Insurance Company to AFD or CRMC for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the Series’ registration statement’s failing to materially conform in all respects to the requirements of the 1933 Act and 1940 Act and the rules and regulations thereunder; and

(vii)                           Insurance Company will materially comply with all applicable requirements of state insurance laws and regulations in connection with the Contracts.

b.             The Distributor represents and warrants to AFD and CRMC that:

(i)                                     each of the recitals applicable to it is true and correct;

(ii)                                  The Distributor is validly existing as a corporation under the laws of the State of New York, and it is a broker-dealer duly registered with the SEC pursuant to the 1934 Act and is a member in good standing of FINRA, with power (corporate or other) to own its properties and conduct its

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business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(iii)                               there are no material legal or governmental proceedings pending to which the Distributor is a party or of which any property of the Distributor is subject, other than as set forth in the prospectus relating to the Contracts, and other than litigation incidental to the kind of business conducted by the Distributor which, if determined adversely to the Distributor, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of the Distributor;

(iv)                              any information furnished in writing by the Distributor to AFD or CRMC for use in the registration statement or annual report of the Series will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the registration statement’s failing to conform materially in all respects to the requirements of the 1933 Act and 1940 Act and the rules and regulations thereunder;

(v)                                 any exchanges or replacements of existing variable insurance policies and contracts with the Contracts will be effected in compliance with all applicable federal and state securities rules and regulations;

(vi)                              the Distributor will comply with all applicable requirements of state insurance laws and regulations in connection with the sale of the Contracts; and

(vii)                           the Distributor will not pay commissions to persons who, to the best of the Distributor’s knowledge, are not appropriately licensed in a manner as to comply with applicable state insurance laws and regulations.

c.             AFD and CRMC represent and warrant to Insurance Company and the Distributor that:

(i)                                     each of the recitals applicable to it, them, and/or the Series is true and correct;

(ii)                                  AFD is validly existing as a corporation under the laws of the State of California and it is a broker-dealer duly registered with the SEC pursuant to the 1934 Act and is a member in good standing of FINRA, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is

9

required;

(iii)                               CRMC is validly existing as a corporation under the laws of the State of Delaware and it is an investment adviser duly registered with the SEC pursuant to the Investment Advisers Act of 1940, with power (corporate or other) to own its properties and conduct its business, and has been duly qualified for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business to the extent such qualification is required;

(iv)                              the shares to be issued by the Series have been duly and validly authorized and, when issued and delivered against payment therefor as provided in the Series prospectus, will be duly and validly issued, and will conform to the description of such shares contained in that prospectus;

(v)                                 the performance of duties under this Agreement by AFD and CRMC will not result in a breach or violation of any of the terms or provisions of, or constitute a default under, any statute, any indenture, mortgage, deed of trust, note agreement or other agreement or instrument to which AFD or CRMC is a party or by which AFD or CRMC is bound, the Articles of Incorporation or By-Laws of AFD or CRMC, or any order, rule or regulation of any court or governmental agency or body having jurisdiction over AFD or CRMC or its property;

(vi)                              there are no material legal or governmental proceedings pending to which AFD or CRMC is a party or of which any property of AFD or CRMC is subject, other than as set forth in the prospectus relating to the Series, and other than litigation incidental to the kind of business conducted by AFD or CRMC which, if determined adversely to AFD or CRMC, would not individually or in the aggregate have a material adverse effect on the financial position, surplus or operations of AFD or CRMC;

(vii)                           any information furnished in writing by AFD or CRMC to Insurance Company or the Distributor for use in a registration statement (if required by law) of the Contracts will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, nor result in the registration statement’s failing to materially conform in all respects to the requirements of the 1933 Act and the rules and regulations thereunder; and

(viii)                        AFD will comply with all applicable requirements of state broker-dealer regulations and the 1934 Act as each applies to AFD and shall conduct its affairs in accordance with the rules of FINRA.

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9.  Indemnification

a.             Insurance Company and Distributor, as applicable, shall indemnify and hold harmless AFD, CRMC, the Series, the Funds and each of their affiliates, directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all losses, claims, damages, liabilities and expenses, including reasonable attorneys’ fees (“Losses”), they may incur, insofar as such Losses arise out of or are based upon (i) Insurance Company’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) Insurance Company or Distributor’s violation of any Applicable Law (as defined in the Fund Participation Agreement) in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by Insurance Company or Distributor of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement.  Insurance Company and Distributor shall also reimburse AFD, CRMC, the Series, the Funds and their respective affiliates for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending against such Losses.  This indemnity provision is in addition to any other liability which Insurance Company or Distributor may otherwise have to AFD, CRMC, the Series, the Funds or their respective affiliates.

b.             AFD and CRMC, as applicable, shall indemnify and hold harmless, Insurance Company, Distributor and each of their directors, officers, employees and agents and each person who controls them within the meaning of the 1933 Act, from and against any and all Losses they may incur, insofar as such Losses arise out of or are based upon (i) AFD’s or CRMC’s negligence or willful misconduct in the performance of its duties and obligations under this Agreement, (ii) AFD’s or CRMC’s violation of Applicable Law in connection with the performance of its duties and obligations under this Agreement, and (iii) any breach by AFD or CRMC of any provision of this Agreement, including any representation, warranty or covenant made in the Agreement by AFD or CRMC.  AFD and CRMC, as applicable, shall also reimburse Insurance Company and Distributor for any legal or other expenses reasonably incurred in connection with investigating or defending against such Losses.  This indemnity provision is in addition to any other liability which AFD or CRMC may otherwise have to Insurance Company or Distributor.

c.             Promptly after receipt by a party entitled to indemnification under this paragraph 9 (an “Indemnified Party”) of notice of the commencement of an investigation, action, claim or proceeding, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this paragraph 9, notify the indemnifying party of the commencement thereof.  The indemnifying party will be entitled to assume the defense thereof, with counsel satisfactory to the Indemnified Party.  After notice from the indemnifying party of its intention to assume the defense of an action and the appointment of satisfactory counsel, Indemnified Party shall bear the expenses of any additional counsel obtained by it, and the indemnifying party shall not be liable to such Indemnified Party under this paragraph for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.  The indemnifying party shall not, without the prior written consent of the Indemnified Party, settle or compromise the liability of the Indemnified Party; provided, however, that in the event that the Indemnified Party fails to provide its written consent, the

11

indemnifying party shall thereafter be liable to provide indemnification only to the extent of the amount for which the action could otherwise have been settled or compromised.

10.  Termination

a.             This Agreement may be terminated:

(i)            by mutual agreement at any time; or

(ii)           by any party at any time upon six months written notice to the other parties; or

(iii)          at Insurance Company’s option, pursuant to Section 10.b. hereof.

(iv)          at Insurance Company’s option by written notice to AFD and/or CRMC if Insurance Company shall determine in its sole judgment exercised in good faith, that either AFD or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

(v)           at AFD or CRMC’s option by written notice to Insurance Company if AFD or CRMC shall determine in its sole judgment exercised in good faith, that Insurance Company or Distributor has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

b.             If this Agreement terminates, the parties shall cooperate after termination to effect an orderly windup of the business.

11. Notices

All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received:  (a) when delivered by hand (with written confirmation of receipt); (b) when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Insurance Company:

Mutual of America Life Insurance Company

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320 Park Avenue

New York, New York 10022-6839

Attn.: Chief Financial Officer

Fax: 212-224-2518

with a copy to:

Mutual of America Life Insurance Company

320 Park Avenue

New York, New York 10022-6839

Attn.: General Counsel

If to AFD:

American Funds Distributors, Inc.

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention:  Kevin G. Clifford, President

Facsimile No.:  (213) 486-9223

with a copy to:

American Funds Distributors, Inc.

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention:  Kenneth R. Gorvetzian, Senior Vice President and Senior Counsel,

Fund Business Management Group, Capital Research and Management Company

Facsimile No.:  (213) 486-9041

If to CRMC:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention:  Michael J. Downer, Senior Vice President and Legal Counsel,

Fund Business Management Group, and Secretary

Facsimile No.:  (213) 486-9041

with a copy to:

Capital Research and Management Company

333 S. Hope Street, 55th Floor

Los Angeles, CA 90071

Attention:  Kenneth R. Gorvetzian, Senior Vice President and Senior Counsel,

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Fund Business Management Group

Facsimile No.:  (213) 486-9041

12.  Miscellaneous

a.             This Agreement shall be governed by the laws of the State of New York.

b.             This Agreement (together with the Fund Participation Agreement) contains the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and supersedes any and all prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof.  This agreement may not be amended except by written agreement of the parties.  If there should be any conflict between the terms of this Agreement and those of the Fund Participation Agreement, the terms of the Fund Participation Agreement shall govern.

c.             This Agreement shall extend to and be binding upon the Insurance Company, the Distributor, AFD and CRMC and their respective successors and assigns.  Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person or corporation, other than the parties hereto and their respective successors and permitted assigns, any legal or equitable right, remedy or claim in respect of this Agreement or any provision herein contained.  Neither this Agreement nor any rights, privileges, duties or obligations of the parties hereto may be assigned by any party without the prior written consent of the other parties or as expressly contemplated by this Agreement; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

d.             The provisions of this Agreement are severable.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

e.             No waiver of any provision of this Agreement will be binding unless in writing and executed by the party granting such waiver.  Any valid waiver of a provision set forth herein shall not constitute a waiver of any other provision of this Agreement.  In addition, any such waiver shall constitute a present waiver of such provision and shall not constitute a permanent future waiver of such provision.

f.             Neither the execution nor performance of this Agreement shall be deemed to create a partnership or joint venture by and among Insurance Company, Distributor, AFD, CRMC and the Funds.

g.             This Agreement and any amendment to it may be executed in one or more counterparts.  All of those counterparts shall constitute one and the same agreement.  Neither this Agreement nor any amendment shall become effective until all counterparts have been fully executed and delivered.

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h.             The provisions contained in Sections 9 and 11 shall survive the termination of this Agreement for so long as any of the Series shares remain as investment options in any of the Contracts.

i.              Each of the parties acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

j.              Insurance Company will permit Transfer Agent or its representative to have reasonable access to Insurance Company’s personnel and records pertaining to this Agreement in order to facilitate the monitoring of the quality of the services performed by Insurance Company under this Agreement.

k.             In the event of a dispute between the parties with respect to this Agreement, and in the event the parties are unable to resolve the dispute between them, such dispute shall be settled by arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the parties.  The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration.  The expenses of such arbitration shall be paid by the non-prevailing party.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written.

MUTUAL OF AMERICA LIFE INSURANCE COMPANY (on behalf of itself and each Account)

By:	/s/John R. Greed
Name:	John R. Greed
Title:	Senior Executive Vice President & CFO

AMERICAN FUNDS DISTRIBUTORS, INC.

By:	/s/Timothy McHale
Name:	Timothy McHale
Title:	Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/Michael J. Downer
Name:	Michael J. Downer
Title:	SVP and Secretary

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